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                       GOETEL COMMUNICATIONS CORPORATION            EXHIBIT 11.1

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                                STATEMENT REGARDING COMPUTATION OF NET INCOME(LOSS)
                                      PER COMMON AND COMMON EQUIVALENT SHARE

                                                        INCEPTION                                     NINE MONTHS ENDED
                                                     (JUNE 4, 1993)    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                        THROUGH        -----------------------   --------------------------
                                                    DECEMBER 31, 1993    1994          1995         1995           1996
                                                    ----------------- -----------------------    --------------------------

Historical - Primary:
  Weighted average issued common stock
    outstanding                                         1,099,493     1,874,300     2,304,134     2,253,492      2,272,389
  Cheap stock(1)                                          850,595       850,595       850,595       850,595        850,595
  Weighted average common stock
    equivalents                                                --            --            --            --      8,391,331
                                                       ----------    ----------    ----------    ----------    -----------
      Weighted average number of common
        and common equivalent shares                    1,950,088     2,724,895     3,154,729     3,104,087     11,514,315
                                                       ==========    ==========    ==========    ==========    ===========


Net income (loss)                                      $     (377)   $   (2,966)   $   (3,862)   $   (3,479)   $       308
Less: accretion of Convertible
        preferred stock to                                     (4)          (35)          (77)          (52)           (82)
                                                       ----------    ----------    ----------    ----------    -----------

Net income (loss) available (attributable) to
  common shareholders                                  $     (381)   $   (3,001)   $   (3,939)   $   (3,531)   $       226
                                                       ==========    ==========    ==========    ==========    ===========

Net income (loss) per common and common
  equivalent share                                     $    (0.20)   $    (1.10)   $    (1.25)   $    (1.14)   $      0.02
                                                       ==========    ==========    ==========    ==========    ===========



                                                                                     1995                          1996
                                                                                  -----------                  -----------
                                                                                  (unaudited)                  (unaudited)

Pro forma(2):
  Weighted average issued common stock
    and preferred stock outstanding (2)                                             9,514,870                   10,633,720
  Cheap stock (1)                                                                     850,595                      850,595
  Weighted average common stock
    equivalents                                                                            --                           --
                                                                                  -----------                  -----------
      Pro forma weighted average number of common
        and common equivalent shares                                               10,365,465                   11,514,315
                                                                                  ===========                  ===========

Net income (loss)                                                                 $    (3,862)                 $       308
                                                                                  ===========                  ===========

Pro forma net income (loss) per common and
  common equivalent share                                                         $     (0.37)                 $      0.03
                                                                                  ===========                  ===========
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-----------------------------------
Notes:

 (1)  In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock, common stock equivalents and Series C Convertible Preferred Stock within one year prior of the initial filing of the registration statement, at share prices below the assumed initial public offering price are considered to have been made in anticipation of the contemplated public offering for which this registration statement was prepared. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, since the inception of the Company.

 (2)  All shares of Convertible Preferred Stock are considered, on a pro forma basis, to be common stock and are included using the if-converted method on the dates of their original issuance.

 (3)  Fully diluted net income (loss) per share is not presented as it is the same as the amounts disclosed in historical net income (loss) per share for all periods presented.
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